                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934*

                                   ----------

                         RTI International Metals, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    74973W107
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                                                        PAGE 2 of 11

CUSIP No. 74973W107
--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Columbus Hill Capital Management, L.P.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                  (5)  SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      (6)  SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
EACH REPORTING    (7)  SOLE DISPOSITIVE POWER
    PERSON
     WITH              0
                  --------------------------------------------------------------
                  (8)  SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

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Schedule 13G                                                        PAGE 3 of 11

CUSIP No. 74973W107
--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CHC Partners, L.L.C.
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                  (5)  SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      (6)  SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
EACH REPORTING    (7)  SOLE DISPOSITIVE POWER
    PERSON
     WITH              0
                  --------------------------------------------------------------
                  (8)  SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

Schedule 13G                                                        PAGE 4 of 11

CUSIP No. 74973W107
--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kevin D. Eng
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  (5)  SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      (6)  SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
EACH REPORTING    (7)  SOLE DISPOSITIVE POWER
    PERSON
     WITH              0
                  --------------------------------------------------------------
                  (8)  SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Schedule 13G                                                        PAGE 5 of 11

CUSIP No. 74973W107
--------------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Howard T. Kaminsky
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                  (5)  SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      (6)  SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
EACH REPORTING    (7)  SOLE DISPOSITIVE POWER
    PERSON
     WITH              0
                  --------------------------------------------------------------
                  (8)  SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Schedule 13 G                                                       PAGE 6 of 11

This statement on Schedule 13G is filed with respect to the Common Stock (as defined in Item 2(d) below) of RTI International Metals, Inc., a corporation organized under the laws of the State of Ohio.

ITEM 1(a). NAME OF ISSUER:

The name of the issuer is RTI International Metals, Inc. (the "Company").

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The Company's principal executive office is located at Westpointe Corporate Center One, 5th Floor, 1550 Coraopolis Heights Road, Pittsburgh, Pennsylvania 15108-2973.

ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OR PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

     (i) Columbus Hill Capital Management, L.P., a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G (the "Shares") held by certain investment funds managed by Columbus Hill Capital Management, L.P.(the "Funds"). Columbus Hill Capital Management, L.P. serves as the investment manager to each of the Funds.

     (ii) CHC Partners, L.L.C., a Delaware limited liability company, which is the general partner of Columbus Hill Capital Management, L.P., with respect to the Shares.

     (iii) Mr. Kevin D. Eng and Mr. Howard T. Kaminsky, with respect to Shares. Mr. Eng and Mr. Kaminsky each serves as a managing member of CHC Partners, L.L.C. Mr. Eng and Mr. Kaminsky each also serves as a managing member of the general partner of one of the Funds and as a director on the Board of Directors of one of the Funds. The Funds have the power to replace Columbus Hill Capital Management, L.P. as investment manager at the end of any year upon not less than 30 days prior written notice.

The address of the principal business office of each of the Reporting Persons is c/o Columbus Hill Capital Management, L.P., 830 Morris Turnpike, 2nd Floor, Short Hills, NJ 07078.

Columbus Hill Capital Management, L.P. and CHC Partners, L.L.C. are organized under the laws of the State of Delaware. Mr. Eng and Mr. Kaminsky are United States citizens.

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Schedule 13 G                                                       PAGE 7 of 11

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e). CUSIP NUMBER: 74973W107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   (a) [ ]   Broker or dealer registered under Section 15 of the Act;

   (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

   (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act;

   (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

   (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

   (g) [ ]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

   (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

   (j) ( )   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [X]

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Schedule 13 G                                                       PAGE 8 of 11

ITEM 4. OWNERSHIP.

The percentages set forth in this Item 4 are based on there being 23,004,136 shares of Common Stock outstanding as of December 31, 2008 as reported in the Condensed Consolidated Balance Sheet of the Company as at December 31, 2008, which is contained in Exhibit 99.1 to Form 8-K filed by the Company on February 3, 2009.

A.   Columbus Hill Capital Management, L.P.

     (a)  Amount beneficially owned: -0-

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct the vote: -0-

          (ii) shared power to vote or direct the vote: -0-

          (iii) sole power to dispose or direct the disposition: -0-

          (iv) shared power to dispose or direct the disposition: -0-

B.   CHC Partners, L.L.C.

     (a)  Amount beneficially owned: -0-

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct the vote: -0-

          (ii) shared power to vote or direct the vote: -0-

          (iii) sole power to dispose or direct the disposition: -0-

          (iv) shared power to dispose or direct the disposition: -0-

C.   Kevin D. Eng

     (a)  Amount beneficially owned: -0-

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct the vote: -0-

          (ii) shared power to vote or direct the vote: -0-

          (iii) sole power to dispose or direct the disposition: -0-

          (iv) shared power to dispose or direct the disposition: -0-

D.   Howard T. Kaminsky

     (a)  Amount beneficially owned: -0-

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct the vote: -0-

          (ii) shared power to vote or direct the vote: -0-

          (iii) sole power to dispose or direct the disposition: -0-

          (iv) shared power to dispose or direct the disposition: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date

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Schedule 13 G                                                       PAGE 9 of 11

hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Other than as set forth herein, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities reported in this Schedule 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION. (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

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Schedule 13 G                                                      PAGE 10 of 11

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2009

                                        COLUMBUS HILL CAPITAL MANAGEMENT, L.P.


                                        By: /s/ David W. Ambrosia
                                            ------------------------------------
                                            Name: David W. Ambrosia
                                            Title: Managing Director and
                                                   General Counsel


                                        CHC CAPITAL PARTNERS, L.L.C.


                                        By: /s/ *
                                            ------------------------------------
                                            Name: Kevin D. Eng
                                            Title: Managing Member


                                        KEVIN D. ENG


                                        By: /s/ *
                                            ------------------------------------
                                            Name: Kevin D. Eng


                                        HOWARD T. KAMINSKY


                                        By: /s/ *
                                            ------------------------------------
                                            Name: Howard T. Kaminsky


                                            /s/ David W. Ambrosia
                                            ------------------------------------

----------
* David W. Ambrosia, as attorney-in-fact for Kevin D. Eng and Howard T. Kaminsky pursuant to Power of Attorney dated January 20, 2009.

                                  EXHIBIT INDEX

Exhibit 99.1:   Joint Filing Agreement, by and among Columbus Hill Capital
                Management, L.P., CHC Partners, L.L.C., Kevin D. Eng and
                Howard T. Kaminsky.

Exhibit 99.2: Power of Attorney granted by Mr. Kevin D. Eng in favor of David W. Ambrosia and David Newmark, dated January 20, 2009.

Exhibit 99.3:   Power of Attorney granted by Mr. Howard T. Kaminsky in favor of
                David W. Ambrosia and David Newmark, dated January 20, 2009.